Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.01 par value, of Cover All Technologies Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 7th day of March, 2006.

        ACE LIMITED

By: /s/ ROBERT F. CUSUMANO
Name: Robert F. Cusumano
Title: General Counsel

         ATLANTIC EMPLOYERS INSURANCE COMPANY

By: /s/ CARMINE A. GIGANTI
Name: Carmine A. Giganti
Title: Assistant Secretary